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Ex-12


                                                            IDACORP, Inc.
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges


                                                             Twelve Months Ended December 31,
                                                                  (Thousands of Dollars)
                                                   1994         1995         1996         1997         1998
Earnings, as defined:
    Income before income taxes.................. $101,775     $127,342     $135,247     $133,570     $133,806
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)
    Equity in loss of equity method investments.        0            0            0            0          458
    Minority interest in losses of majority
      owned subs................................        0            0            0            0         (125)
    Fixed charges, as below.....................   66,324       70,215       70,418       69,634       69,923

        Total earnings, as defined.............. $168,425     $195,499     $204,252     $199,261     $199,365

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097       12,834       12,079        7,891        8,445
    Rental interest factor......................      794          925          991          982          801

        Total fixed charges, as defined.........  $66,324      $70,215      $70,418      $69,634      $69,923

Ratio of earnings to fixed charges..............    2.54x        2.78x        2.90x        2.86x        2.85x









                                                                                                                  Exhibit 12
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